Exhibit 3

JOINT FILING AGREEMENT

We, the undersigned, hereby express our agreement that the attached Schedule 13D is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934. This agreement may be terminated with respect to the obligations to jointly file future amendments to such statement on Schedule 13D as to any of the undersigned upon such person giving written notice thereof to each of the other persons signatory hereto, at the principal office thereof.

Dated: January 22, 2021

STERIS PLC

By:	/s/ Walter M Rosebrough, Jr.
Name: Walter M Rosebrough, Jr.
Title: President and Chief Executive Officer

SOLAR NEW US HOLDING CO, LLC

By:	/s/ Michael J. Tokich
Name: Michael J. Tokich
Title: President

CRYSTAL MERGER SUB 1, LLC

By:	/s/ Michael J. Tokich
Name: Michael J. Tokich
Title: President